Securities Act File No. 333-196436

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

☒	REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
☐	Pre-effective Amendment No.
☒	Post-effective Amendment No. 5

WHITEHORSE FINANCE, INC.

(Exact Name of Registrant as Specified in Charter)

1450 Brickell Avenue, 31st Floor
Miami, Florida 33131

(Address of Principal Executive Offices) (Zip Code)

(305) 381-6999

(Registrant’s Telephone Number, Including Area Code)

Richard Siegel
WhiteHorse Finance, Inc.
1450 Brickell Avenue, 31st Floor
Miami, Florida 33131

(Name and Address of Agent for Service)

Copies to:

Thomas J. Friedmann
David J. Harris
Dechert LLP
1900 K Street, N.W.
Washington, D.C. 20006
(202) 261-3300

Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. ☒

It is proposed that this filing will become effective (check appropriate box):

☐ when declared effective pursuant to section 8(c).

If appropriate, check the following box:

☐ This amendment designates a new effective date for a previously filed registration statement.

☐ This form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act and the Securities Act registration statement number of the earlier effective registration statement for the same offering is     .

EXPLANATORY NOTE

This Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 (File No. 333-196436) of WhiteHorse Finance, Inc., or the Registration Statement, is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, or the Securities Act, solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 5 consists only of a facing page, this explanatory note and Part C of the Registration Statement setting forth the exhibits to the Registration Statement. This Post-Effective Amendment no. 5 does not modify any other party of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 5 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C
OTHER INFORMATION

Item 25. Financial Statements and Exhibits

(2) Exhibits

Number	Description
(a)	Form of Certificate of Incorporation (Incorporated by reference to Exhibit (a)(2) to the Registrant’s Pre-effective Amendment No. 1 to the Registration Statement on Form N-2, filed on September 25, 2012).
(b)	Form of Bylaws (Incorporated by reference to Exhibit (b)(2) to the Registrant’s Pre-effective Amendment No. 1 to the Registration Statement on Form N-2, filed on September 25, 2012).
(c)	Not applicable.
(d)(1)	Form of Stock Certificate (Incorporated by reference to Exhibit (d) to the Registrant’s Pre-effective Amendment No. 1 to the Registration Statement on Form N-2, filed on September 25, 2012).
(d)(2)	Form of Subscription Certificate (Incorporated by reference to Exhibit (d)(2) to the Registrant’s Registration Statement on Form N-2, filed on June 2, 2014).
(d)(3)	Form of Indenture for Debt Securities of Registrant (Incorporated by reference to Exhibit (d)(3) to the Registrant’s Registration Statement on Form N-2, filed on June 2, 2014).
(d)(4)	Form of Subscription Agent Agreement (Incorporated by reference to Exhibit (d)(4) to the Registrant’s Registration Statement on Form N-2, filed on June 2, 2014).
(d)(5)	Form of Warrant Agreement (Incorporated by reference to Exhibit (d)(5) to the Registrant’s Registration Statement on Form N-2, filed on June 2, 2014).
(d)(6)	Form of Certificate of Designations for Preferred Stock (Incorporated by reference to Exhibit (d)(6) to the Registrant’s Registration Statement on Form N-2, filed on June 2, 2014).
(d)(7)	Form T-1 Statement of Eligibility of American Stock Transfer & Trust Company, LLC, as Trustee, with respect to the Form of Indenture (Incorporated by reference to Exhibit (d)(7) to the Registrant’s Registration Statement on Form N-2, filed on June 2, 2014).
(d)(8)	Subscription Agent Agreement between Registrant and American Stock Transfer & Trust, LLC, dated October 22, 2015.
(d)(9)	Information Agent Agreement between Registrant and D.F. King & Co., Inc., dated October 22, 2015.
(d)(10)	Form of Notice to Stockholders who are Record Holders
(d)(11)	Form of Notice to Stockholders who are Acting as Nominees
(d)(12)	Form of Notice to Clients of Stockholders who are Acting as Nominees
(d)(13)	Form of Beneficial Owner Election Form
(d)(14)	Form of Notice of Guaranteed Delivery
(d)(15)	Form of Notice of Withdrawal
(d)(16)	Form of Subscription Rights Certificate.
(d)(17)	Instructions as to Use of WhiteHorse Finance, Inc. Subscription Rights Certificate.
(e)	Dividend Reinvestment Plan (Incorporated by reference to Exhibit (e) to the Registrant’s Pre-effective Amendment No. 1 to the Registration Statement on Form N-2, filed on September 25, 2012).
(f)	Not applicable.
(g)	Investment Advisory Agreement between Registrant and WhiteHorse Advisers (Incorporated by reference to Exhibit 10.1 to the Registrant’s Annual Report on Form 10-K, filed on March 5, 2013).
(h)(1)	Form of Underwriting Agreement for equity securities (Incorporated by reference to Exhibit (h)(1) to the Registrant’s Registration Statement on Form N-2, filed on June 2, 2014).

Number	Description
(h)(2)	Form of Underwriting Agreement for debt securities (Incorporated by reference to Exhibit (h)(2) to the Registrant’s Registration Statement on Form N-2, filed on June 2, 2014).
(h)(3)	Dealer Manager Agreement among the Registrant, H.I.G. WhiteHorse Advisers, LLC, H.I.G. WhiteHorse Administration, LLC and Deutsche Bank Securities Inc., as dealer manager, dated October 22, 2015.
(i)	Not applicable.
(j)	Form of Custody Agreement (Incorporated by reference to Exhibit (j) to the Registrant’s Pre-effective Amendment No. 2 to the Registration Statement on Form N-2, filed on November 8, 2012).
(k)(1)	Certificate of Appointment of Transfer Agent (Incorporated by reference to Exhibit (k)(1) to the Registrant’s Pre-effective Amendment No. 1 to the Registration Statement on Form N-2, filed on September 25, 2012).
(k)(2)	Administration Agreement between Registrant and H.I.G. WhiteHorse Administration, LLC (Incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K, filed on March 5, 2013).
(k)(3)	Form of Trademark License Agreement between the Registrant and Bayside Capital, Inc. (Incorporated by reference to Exhibit (k)(3) to the Registrant’s Pre-effective Amendment No. 1 to the Registration Statement on Form N-2, filed on September 25, 2012).
(k)(4)	Indenture, dated as of July 13, 2013, relating to the 6.50% Senior Notes due 2020 (Incorporated by reference to Exhibit 4.1 to the Registrant’s current report on Form 8-K, filed on July 23, 2013).
(k)(5)	Amended and Restated Credit and Security Agreement, dated August 13, 2014, by and among WhiteHorse Finance Warehouse, LLC, as borrower, the lenders from time to time party thereto, Natixis, New York Branch, as facility agent, and The Bank of New York Mellon Trust Company, N.A., as collateral agent (Incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K, filed on August 14, 2014).
(k)(6)	Second Amended and Restated Loan Sale and Contribution Agreement, dated August 13, 2014, by and between WhiteHorse Finance, Inc. and WhiteHorse WareHouse, LLC (Incorporated by reference to Exhibit 10.2 to the Registrant’s current report on Form 8-K, filed on August 14, 2014).
(k)(7)	Collateral Management Agreement, dated September 27, 2012, by and between WhiteHorse Finance Warehouse, LLC and WhiteHorse Finance, LLC (Incorporated by reference to Exhibit (k)(7) to the Registrant’s Pre-effective Amendment No. 2 to the Registration Statement on Form N-2, filed on November 8, 2012).
(k)(8)	Form of Risk Retention Letter (Incorporated by reference to Exhibit (k)(8) to the Registrant’s Pre-effective Amendment No. 2 to the Registration Statement on Form N-2, filed on November 8, 2012).
(k)(9)	Form of Term Loan Agreement (Incorporated by reference to Exhibit (k)(9) to the Registrant’s Pre-effective Amendment No. 2 to the Registration Statement on Form N-2, filed on November 8, 2012).
(k)(10)	First Amendment to Term Loan Agreement, dated as of July 9, 2013 (Incorporated by reference to Exhibit (k)(12) to the Registrant’s Pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed on July 10, 2013).
(k)(11)	Second Amendment to Term Loan Agreement, dated as of July 19, 2013 (Incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K filed on March 12, 2014).
(k)(12)	Form of Term Loan Note in favor of Citibank, N.A. (Incorporated by reference to Exhibit (k)(10) to the Registrant’s Pre-effective Amendment No. 2 to the Registration Statement on Form N-2, filed on November 8, 2012).

Number	Description
(k)(13)	Form of Term Loan Note in favor of Deutsche Bank Trust Company Americas (Incorporated by reference to Exhibit (k)(11) to the Registrant’s Pre-effective Amendment No. 2 to the Registration Statement on Form N-2, filed on November 8, 2012).
(k)(14)	Retention of Net Economic Interest Letter, dated August 13, 2014 (Incorporated by reference to Exhibit 10.3 to the Registrant’s current report on Form 8-K, filed on August 14, 2014).
(k)(15)	Third Amendment to Term Loan Agreement, dated as of December 22, 2014 (Incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K, filed on January 9, 2015).
(l)(1)	Opinion and Consent of Dechert LLP, special counsel for Registrant (Incorporated by reference to Exhibit (l) to the Registrant’s Pre-effective Amendment No. 2 to the Registration Statement on Form N-2, filed on September 3, 2014).
(l)(2)	Opinion and Consent of Dechert LLP, special counsel for Registrant.
(m)	Not applicable.
(n)(1)	Independent Registered Public Accounting Firm Consent (Incorporated by reference to Exhibit (n)(1) to the Registrant’s Post-Effective Amendment No. 4 to the Registration Statement on Form N-2, filed on August 25, 2015).
(n)(2)	Report of Independent Registered Public Accounting Firm on Supplemental Information (Incorporated by reference to Exhibit (n)(2) to the Registrant’s Post-Effective Amendment No. 2 to the Registration Statement on Form N-2, filed on August 14, 2015).
(o)	Not applicable.
(p)	Not applicable.
(q)	Not applicable.
(r)(1)	Code of Ethics of the Registrant (Incorporated by reference to Exhibit (r)(1) to the Registrant’s Pre-effective Amendment No. 1 to the Registration Statement on Form N-2, filed on September 25, 2012).
(r)(2)	Code of Ethics of WhiteHorse Advisers (Incorporated by reference to Exhibit (r)(2) to the Registrant’s Pre-effective Amendment No. 1 to the Registration Statement on Form N-2, filed on September 25, 2012).
(s)(1)	Form of Prospectus Supplement for Common Stock Offerings (Incorporated by reference to Exhibit (s)(1) to the Registrant’s Pre-effective Amendment No. 2 to the Registration Statement on Form N-2, filed on September 3, 2014).
(s)(2)	Form of Prospectus Supplement for Preferred Stock Offerings (Incorporated by reference to Exhibit (s)(2) to the Registrant’s Pre-effective Amendment No. 2 to the Registration Statement on Form N-2, filed on September 3, 2014).
(s)(3)	Form of Prospectus Supplement for Debt Offerings (Incorporated by reference to Exhibit (s)(3) to the Registrant’s Pre-effective Amendment No. 2 to the Registration Statement on Form N-2, filed on September 3, 2014).
(s)(4)	Form of Prospectus Supplement for Rights Offerings (Incorporated by reference to Exhibit (s)(4) to the Registrant’s Pre-effective Amendment No. 2 to the Registration Statement on Form N-2, filed on September 3, 2014).
(s)(5)	Form of Prospectus Supplement for Warrant Offerings (Incorporated by reference to Exhibit (s)(5) to the Registrant’s Pre-effective Amendment No. 2 to the Registration Statement on Form N-2, filed on September 3, 2014).
(s)(6)	Form of Prospectus Supplement for Unit Offerings (Incorporated by reference to Exhibit (s)(6) to the Registrant’s Pre-effective Amendment No. 2 to the Registration Statement on Form N-2, filed on September 3, 2014).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, in the State of Texas, on this 23rd day of October, 2015.

WHITEHORSE FINANCE, INC.

By:	/s/ Jay Carvell Name: Jay Carvell Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jay Carvell Jay Carvell	Chief Executive Officer and Director (Principal Executive Officer)	October 23, 2015
/s/ Gerhard Lombard Gerhard Lombard	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 23, 2015
* John Bolduc	Chairman of the Board of Directors	October 23, 2015
* Rick D. Puckett	Director	October 23, 2015
* Thomas C. Davis	Director	October 23, 2015
* G. Stacy Smith	Director	October 23, 2015

*By
/s/ Jay Carvell

Name: Jay Carvell
Title:  Attorney-in-fact